Exhibit 15

Acknowledgment of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

American Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the American Eagle Outfitters, Inc. Registration Statement (Form S-8) of American Eagle Outfitters, Inc. of our reports dated November 24, 2004, August 10, 2004 and May 11, 2004 relating to the unaudited consolidated interim financial statements of American Eagle Outfitters, Inc. that are included in its Form 10-Q for the quarters ended October 30, 2004, July 31, 2004 and May 1, 2004, respectively.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

December 20, 2004